Exhibit 10.40

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

TUHURA BIOPHARMA INC.

AND

MORPHOGENESIS, INC.

DATED AS OF JANUARY 26, 2023

i

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 26, 2023, is entered into between MORPHOGENESIS, INC., a Florida corporation (“Buyer”), and TUHURA BIOPHARMA INC., a Delaware corporation (“Seller”), and solely for purposes of Articles V and VI, each of James Bianco (“Bianco”), Jimmie Rodgers, Spencer Kunath, and Raj Dua (and together with the Seller, the “Restricted Parties”). Capitalized terms used in this Agreement but not otherwise defined have the meanings given to such terms herein and in Section 8.01.

RECITALS

WHEREAS, Seller is engaged in the business of research and development activities relating to the development of drug or biologic therapies that target delta-opioid receptors and/or reprogram the functionality of myeloid derived suppressor cells (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, the following assets, properties and rights of Seller, free and clear of all Encumbrances (collectively, the “Purchased Assets”):

(a) all Contracts (the “Assigned Contracts”) set forth on Section 1.01(a) of the disclosure schedules attached hereto and Seller’s rights and entitlements thereunder (the “Disclosure Schedules”).

(b) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(c) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”);

(d) all Intellectual Property that is owned, controlled, held, or held for use by Seller, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof, including without limitation all Intellectual Property listed in Section 3.11(a) of the Disclosure Schedules (collectively, the “Intellectual Property Assets”);

(e) all Technical Information;

(f) All rights under confidentiality, nondisclosure, nonsolicitation, noncompetition, or similar agreements related to the Business (“Confidentiality and Restrictive Covenants”);

(g) all authorizations, consents, approvals, licenses, orders, permits and exemptions of, and filings or registrations with, any governmental authority, to the extent transferable by the Seller; and

(h) All other intangible assets or used or held for use in the Business.

Section 1.02 Excluded Assets. Other than the Purchased Assets set forth in Section 1.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller; and

(b) all Contracts that are not Assigned Contracts (other than Seller’s rights under Confidentiality and Restrictive Covenants, which shall be included in Purchased Assets).

Section 1.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge when due the following Liabilities of Seller (the “Assumed Liabilities”):

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing; and

(b) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets to the extent such Liabilities first arise on or after the Closing Date.

Section 1.04 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For purposes of clarity, Buyer shall not assume any Liabilities of Seller whatsoever relating to Taxes.

Section 1.05 Purchase Price. The aggregate consideration for the Purchased Assets shall be $16,200,000.00 plus the assumption of the Assumed Liabilities (collectively, the “Purchase Price”).

Section 1.06 Payment of the Purchase Price.

(a) At the Closing, Buyer shall pay $1,200,000.00 of the Purchase Price (the “Cash Consideration”) to Seller by wire transfer of immediately available funds to the bank account(s) designated by the Seller, less the $200,000 exclusivity fee previously paid by Buyer to Seller pursuant to the Exclusivity Agreement, dated December 19, 2022, between Buyer and Seller.

(b) At the Closing, $13,400,000.00 of the Purchase Price shall be paid to Seller in the form of 20,303,030 shares of the common stock, par value $0.0001 per share, of Buyer (the “Closing Share Consideration”).

(c) On the later of (i) thirty (30) days following the first anniversary of the Closing Date, and (ii) the date on which all claims for indemnification have been finally determined pursuant to Article VII, the remaining $1,600,000.00 of the Purchase Price shall be paid to Seller in the form of 2,424,242 shares of the common stock, par value $0.0001 per share, of Buyer (the “Holdback Share Consideration” and together with the Closing Share Consideration, the “Share Consideration”). Notwithstanding the foregoing, the Holdback Share Consideration payable by Buyer to Seller pursuant to this Section 1.06(c) shall be subject to the Buyer’s right of setoff set forth in Section 7.06 of this Agreement and shall be adjusted accordingly.

Section 1.07 Tax Treatment. For U.S. federal income tax purposes, the parties intend that the transactions contemplated by this Agreement qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the foregoing intention of the Parties.

Section 1.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.09 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof by and through electronic transmission of executed documents, including without limitation by transmission by email of “pdf” or other electronic files containing digital images of the Parties’ respective signatures, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in form and substance satisfactory to Buyer (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents; and

(v) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver (or cause to be delivered) the following:

(i) to Continental Stock Transfer & Trust, a written instruction to make a book entry for the Closing Share Consideration in the name of Seller;

(ii) to Seller, the Cash Consideration;

(iii) to Seller, the Assignment and Assumption Agreement, duly executed by Buyer;

(iv) to Seller, the Intellectual Property Assignment, duly executed by Buyer; and

(v) to Seller, a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. Except as set forth in Section 3.02 of the Disclosure Schedules, the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Undisclosed Liabilities. Seller has no Liabilities, except those set forth on Section 3.03 of the Disclosure Schedules.

Section 3.04 Absence of Certain Changes, Events, and Conditions. Since January 1, 2022, the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations, condition (financial or otherwise), or assets of Seller, or (ii) the value of the Purchased Assets;

(b) material change in any method of accounting or accounting practice for the Business, except as required by the United States generally accepted accounting principles in effect from time to time or as disclosed in the notes to the Financial Statements;

(c) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(d) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(e) except as otherwise indicated on Section 3.11(a) of the Disclosure Schedules abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material trade secrets included in the Intellectual Property Assets;

(f) acceleration, termination, material modification to or cancellation of any Assigned Contract or permit;

(g) imposition of any Encumbrance upon any of the Purchased Assets;

(h) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(i) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.05 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract. When used in this Agreement, the phrase “Seller’s knowledge” or words of similar import shall mean the actual knowledge of any Restricted Party after due inquiry. Section 3.05 of the Disclosure Schedules contains a list of any material Contracts of Seller that are not Assigned Contracts.

Section 3.06 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances. After the Closing Date, Buyer shall be the sole owner of all of the Purchased Assets free and clear of all Encumbrances.

Section 3.07 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting Seller, the Purchased Assets, or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against, relating to, or affecting Seller or the Purchased Assets.

Section 3.08 Real Property. Seller does not own or lease any real property.

Section 3.09 Compliance with Laws; Permits. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. All permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such permits as of the date hereof have been paid in full. There are no permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any permit held by Seller.

Section 3.10 Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules lists (i) all Intellectual Property Assets, and (ii) all IP Licenses. Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, in each case, free and clear of all Encumbrances.

(b) The Intellectual Property Assets together with the Licensed Intellectual Property constitute all of the material Intellectual Property Rights used or held for use by the Seller in conducting the Business. Immediately after the Closing, Buyer will own all of the Intellectual Property Assets and will have a right to use all of the Licensed Intellectual Property, free from any Encumbrances and on the same terms and conditions as in effect prior to the Closing.

(c) Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted.

(e) To Seller’s knowledge, all of the Intellectual Property Assets (and Licensed Intellectual Property) are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all reasonably necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(f) To Seller’s knowledge, the conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

Section 3.12 Solvency Seller will not be insolvent after giving effect to, or as a result of, any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Seller’s assets is in excess of the total amount of its respective liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally acceptable accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); and (b) Seller is able to pay its respective debts or obligations in the ordinary course as they mature.

Section 3.13 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.14 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RESTRICTED PARTIES

Each Restricted Party represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Tax Consequences. Each Restricted Party has reviewed with its own tax advisors the federal, state, local and foreign tax consequences associated with the acquisition of the Share Consideration and the transactions contemplated by this Agreement. Each Restricted Party is relying solely on such advisors and not on any statements or representations of Buyer or any of its agents. Each Restricted Party understands that it (and not Buyer) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

Section 4.02 Purchase Entirely for Own Account. This Agreement is made with each Restricted Party in reliance upon each of its representations to Buyer, which by each Restricted Party’s execution of this Agreement, each Restricted Party hereby confirms, that the Share Consideration to be acquired by each Restricted Party will be acquired for investment for each of their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof except as contemplated by this Agreement, and that no Restricted Party has any present intention of selling, granting any participation in, or otherwise distributing the same, except as contemplated by this Agreement. No Restricted Party presently has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Share Consideration, except as contemplated by this Agreement.

Section 4.03 Disclosure Information. Each Restricted Party has had adequate opportunity to discuss Buyer’s business, management, financial affairs and the terms and conditions of the offering of the Share Consideration with Buyer’s management and has conducted its own independent investigation, review and analysis of Buyer and the Share Consideration, which investigation included, in material part, the representations and warranties made by Buyer in Article V herein. Each Restricted Party acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each Restricted Party has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in Article V of this Agreement; and (b) neither Buyer nor any other person has made any representation or warranty as to Buyer, its business, management, financial affairs and the terms and conditions of the offering of the Share Consideration, except as expressly set forth in this Agreement. Further, without limiting the generality of the foregoing, each Restricted Party acknowledges that Buyer has not made any representation or warranty with respect to the achievement of any of the results projected in its business plan, or with respect to any other projections, forecasts or forward-looking statements made by or made available to the Restricted Parties.

Section 4.04 Restricted Securities. Each Restricted Party understands that the Share Consideration has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations made by each Restricted Party as expressed herein. Each Restricted Party understands that the Share Consideration consists of “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Restricted Party must hold the Share Consideration indefinitely unless such shares are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Restricted Party acknowledges that Buyer has no obligation to register or qualify the Share Consideration. Each Restricted Party further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Share Consideration, and on requirements relating to Buyer which are outside of Buyer’s control, and which Buyer is under no obligation and may not be able to satisfy.

Section 4.05 No Public Market. Each Restricted Party understands that no public market now exists for the Share Consideration, and that Buyer has made no assurances that a public market will ever exist for the Share Consideration.

Section 4.06 Legends. Each Restricted Party understands that the Share Consideration and any securities issued in respect of or exchange for the Share Consideration, may be notated with one or all of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO MORPHOGENESIS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AS SET FORTH IN THE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND LOCK-UP PERIOD ARE BINDING ON TRANSFEREES OF THESE SHARES.”

(iii) Any legend required by the securities laws of any state to the extent such laws are applicable to the Share Consideration represented by the certificate, instrument, or book entry so legended.

Section 4.07 Accredited Investor. Each Restricted Party is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 5.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 5.05 Capitalization.

(a) The authorized capital of Buyer consists, immediately prior to the Closing, of:

(i) 300,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), 45,286,589 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 150,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), of which (i) 33,186,956 shares have been designated Series A Preferred Stock, of which 33,186,951 shares are issued and outstanding immediately prior to the Closing, (ii) 25,000,000 shares have been designated Series A-1 Preferred Stock, of which 22,276,261 shares are issued and outstanding immediately prior to the Closing, and (iii) 33,303,031 shares have been designated Series B Preferred Stock, of which 25,153,031 shares are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in Buyer’s Fifth Amended and Restated Articles of Incorporation and as provided by the Florida Business Corporation Act.

(b) The Company has reserved 20,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of Buyer pursuant to its Amended and Restated Equity Incentive Plan duly adopted by Buyer’s Board of Directors and approved by the Buyer’s stockholders (the “Stock Plan”).

(c) Section 5.05(c) of the Buyer of the Buyer disclosure schedules attached hereto (the “Buyer Disclosure Schedules”) sets forth the capitalization of Buyer immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) granted stock options; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any.

Section 5.06 Valid Issuance of Shares. The shares which are the subject of the Share Consideration (the “Shares”), when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by holders of the Shares. Assuming the accuracy of the representations of the Restricted Parties in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

Section 5.07 Full Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in the Buyer Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller or the other Restricted Parties pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading

ARTICLE VI

COVENANTS

Section 6.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning Seller or the Purchased Assets except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02 Non-Competition; Non-Solicitation.

(a) For the two (2) year period immediately following the Closing Date (the “Restricted Period”), no Restricted Party shall and no Restricted Party shall permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in research or development activities relating to the development of drug or biologic therapies to reprogram the functionality of myeloid derived suppressor cells (the “Restricted Business”) anywhere in the world (the Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, lender or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, no Restricted Party shall and no Restricted Party shall permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent the Restricted Parties or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Each Restricted Party acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Restricted Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Restricted Party acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.04 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.05 Conduct of Business Following Closing.

(a) Immediately following the Closing, Seller will use the Cash Consideration to satisfy all outstanding Liabilities of the Seller as set forth on Section 3.03 of the Disclosure Schedules and all amounts owed to the holders of any Simple Agreements for Future Equity (SAFEs) in the Seller which will become due upon the consummation of transactions contemplated by this Agreement.

(b) As promptly as practical following the Closing, Seller shall take all action necessary and required in order to liquidate its remaining assets.

Section 6.06 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. All representations and warranties and all related rights to indemnification set forth in this Agreement shall survive for twelve (12) months following the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. If the non-breaching party timely asserts any claims in writing before the expiration of the applicable survival period, then such claims shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VII, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset or any Excluded Liability; or

(d) any other Liabilities which relate to or arise from the ownership, use or operation of the Purchased Assets prior to the Closing.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, from and after Closing, Buyer shall indemnify and defend each of the Restricted Parties and each of their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Assumed Liability; or

(d) any other Liabilities which relate to or arise from the Buyer’s ownership, use or operation of the Purchased Assets after the Closing.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05 Cumulative Remedies. The rights and remedies provided in this Article VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 7.06 Setoff; Limitations. Seller agrees that any indemnifiable Losses for which Seller owes Buyer under this Article VII shall be offset against the Holdback Share Consideration and the amount of the Holdback Share Consideration remaining thereafter shall be adjusted accordingly; provided however that the amount of any such downward adjustment to the Holdback Share Consideration shall be offset by the amount of any indemnifiable Losses, if any, for which Buyer owes the Restricted Parties under this Article VII. The amount of all Losses for which Seller shall be liable pursuant to Article VII shall be limited to the Holdback Share Consideration. The amount of all Losses for which Buyer shall be liable pursuant to Article VII shall be limited to the amount of Holdback Share Consideration then continuing to be held by Buyer. Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. The following terms shall have the meanings set forth below:

(a) “Actions” means claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity.

(b) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(c) “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

(d) “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing or otherwise claiming priority thereto, and all foreign counterparts that issue therefrom or otherwise claiming priority thereto, and all other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, show-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, pharmacology and clinical data, tools, methods, formulae, processes, techniques, and other confidential and proprietary information and all rights therein (“Know-How”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) rights of publicity; (j) all licenses, sublicenses and other agreements by or through which other Persons, including any Affiliate of Seller, grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in any Intellectual Property (“IP Licenses”); and (k) all other intellectual or industrial property and proprietary rights.

(e) “Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

(f) “Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

(g) “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(h) “Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons pursuant any IP Licenses.

(i) “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(j) “Technical Information” means data and other information related to the Seller’s technologies, product candidates and/or compounds that is necessary and useful for the further research, development, manufacture, commercialization, and/or registration of such product candidates and/or compounds, that is owned by Seller or otherwise controlled by Seller, and that exists as of the Closing Date, including, without limitation, correspondence with U.S. Food and Drug Administration or other governmental authorities, clinical data, pre-clinical data, adverse event data, pharmaceutical development reports, formulations and other medical and technical information.

(k) “Transaction Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing.

Section 8.02 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.03 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to Seller:	TuHURA Biopharma Inc.
545 Channelside Drive A2403
Tampa, FL 33602
Attn: James A. Bianco
E-mail: tuhurabiopharma@gmail.com

If to Buyer:	Morphogenesis, Inc.
10500 University Center Drive, Suite 110
Tampa, FL 33612
Attn: Dan Dearborn, Chief Financial Officer
E-mail: ddearborn@morphogenesis-inc.com

Section 8.04 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.09 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the city of Tampa and county of Hillsborough County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: TUHURA BIOPHARMA INC.

By:	/s/ James Bianco
Name:	James Bianco
Title:	Chief Executive Officer

BUYER: MORPHOGENESIS, INC.

By:	/s/ Dan Dearborn
Name:	Dan Dearborn
Title:	Secretary

RESTRICTED PARTIES:

/s/ James Bianco
James Bianco

/s/ Jimmie Rodgers
Jimmie Rodgers

/s/ Spencer Kunath
Spencer Kunath

/s/ Raj Dua
Raj Dua

[The disclosure schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request]

[Signature Page to Asset Purchase Agreement]